RESORTS INTERNATIONAL HOTEL, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the twenty seventh day of January, 2005 by and between RESORTS INTERNATIONAL HOTEL, INC., a New Jersey corporation (the “Company”), and Joseph Weis, an individual residing at 604 E. Pine View Drive, Galloway, New Jersey( or “Executive”).

WITNESSETH:

WHEREAS, the Company hereby employs Employee, and Employee hereby accepts employment from the Company in the capacity of Senior Vice President/CIO; and

WHEREAS, the Company believes that the future growth, profitability and success of the Company’s business will be enhanced by the continued employment of Executive; and

WHEREAS, Executive and the Company now desire to embody in this Agreement the terms and conditions of Executive’s employment with the Company, which terms and conditions shall supersede all prior oral and written agreements, arrangements and understandings relating to Executive’s employment including all matters set forth in that certain employment agreement between Executive and the Company, dated January 27, 2003

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. SERVICES AND DUTIES. The Company hereby employs Executive, and Executive hereby accepts employment from the Company in the capacity of its Senior Vice President/CIO. The principal location of the Executive’s employment shall be at the Company’s offices located in Atlantic City, New Jersey, although the Executive understands and agrees that Executive may be required to travel from time to time for business reasons. Executive shall be a full-time executive of the Company and shall dedicate all of Executive’s working time to the Company and shall have no other employment and no other business ventures, activities or relationships which are undisclosed to the Company or which, in the opinion of the Company, conflicts with Executive’s duties under this Agreement. Executive will perform such duties as required by the Company and normally associated with Executive’s position, together with such additional duties, commensurate with the Executive’s position, as may be assigned to the Executive from time to time by a Company’s Executive or President and Chief Executive Officer.

2. TERM. The term of this Agreement shall be for a period of three (3) years (the “Initial Term”) beginning on the Commencement Date, subject to earlier termination pursuant to Paragraph 6 herein. The Initial Term is hereinafter referred to as the “Term”. At the expiration of the Term, if Employee remains employed by the Company and this Agreement has not been extended, Employee shall be considered an “at will” employee which means that the Company may change the terms and conditions of employment or terminate the employment relationship at any time upon notice, and Employee likewise may terminate the employment relationship at any time upon notice.

3. COMPENSATION.

(a) Base Salary. In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement the Company agrees to pay to Executive, and Executive agrees to accept from the Company a salary in the initial amount of Two Hundred Thirty Five Thousand Dollars ($235,000) per annum (the “ Base Salary”), payable in such installments as the Company pays its similarly placed executives, subject to usual and customary deductions for withholding taxes and similar charges, and customary contributions to health and welfare programs in which Executive is enrolled. The Base Salary shall be reviewed on an annual basis in accordance with Executive’s annual performance evaluation and adjusted at the Company’s sole discretion.

(b) Bonus Compensation. Executive will be eligible to participate in the Company’s bonus program applicable to Executive’s position, subject to the terms and conditions of the bonus program. Annual bonus payments hereunder shall be paid by the Company on the date year-end bonuses are paid generally to Executives of the Company,

4. BENEFITS. Executive is entitled to all the usual benefits offered to Executives at Executive level, including vacation, sick time, participation in the Company’s sponsored medical, dental and insurance programs, as well as the ability to participate in the Company’s Retirement Savings Plan, subject to the limitations imposed by the terms of that plan. Executive shall be entitled to three (3) weeks vacation until such time as Executive reaches entitlement to four (4) weeks under the Company’s Vacation Policy.

5. LICENSING REQUIREMENTS. Executive hereby covenants and agrees that, at all times during the Term of this Agreement, Executive shall keep and maintain, in full force and effect, any and all licenses, permits or work authorizations which may be required by any Federal, State or local government agency, including but not limited to any casino gaming regulatory agency having jurisdiction over Executive or the Company necessary for Executive to properly work and perform the duties of Executive’s position.

6. TERMINATION. Executive’s Employment with the Company may be terminated (a) by the Company for cause (as defined below); (b) by the Company at any time without cause; or (c) by Executive at any time.

(a) Cause. “Cause” shall mean the following: (i) fraud or embezzlement with respect to the Company by Executive; (ii) material breach by Executive of this Agreement including, but not limited to a breach of the License Requirements of Paragraph 5, after notice thereof is given in writing and such breach is not cured to the satisfaction of the Company within a reasonable period of time under the circumstances or a determination by any gaming regulatory authority that Executive is not deemed fit for licensure whether or not such a license is actually needed for Executive’s work in the jurisdiction Executive’s employment is located; (iii) material breach of any reasonable and lawful rule, policy or directive of the Company, including, but not limited to, performance goals; (iv) gross or willful neglect of duties; (v) alcohol or drug dependency; (vi) death; or (vii) disability preventing the performance of the Executive’s duties with reasonable accommodation for more than 90 continuous days or more than 180 days in any 12 month period.

If Executive’s employment with the Company is terminated by the Company for “cause” or if Executive voluntarily terminates Executive’s employment prior to the end of the Term, Executive shall not be entitled to any further compensation or benefits other than accrued but unpaid Base Salary and accrued and unused vacation pay through the date of such termination.

(b) Without Cause. If Executive’s employment is terminated by the Company other than for “cause” during the Term hereof, then Executive shall be entitled to receive upon Executive providing the Company with a signed Release: (i) an amount equal to the lesser of (a) 24 months base salary or (b) base salary for the remainder of the term of the agreement, but, not less than eighteen (18) months base salary in a lump sum payment payable on the date of termination and (ii) a continuation of Executive’s medical benefits for the lesser of (a) the period of time it takes Executive to become enrolled in the medical benefits program of a new employer or (b) eighteen (18) months from the date of such termination and (iii) a prorated portion (based on Executive’s length of service during the year of termination) of the annual bonus Executive would have been entitled to receive under Paragraph 3(b) hereof if Executive had remained employed through the end of the fiscal year that includes Executive’s termination date, provided the applicable performance targets of the Company (and, as applicable, Executive) have been achieved for such fiscal year. The prorated bonus referred to in the preceding sentence shall be determined after the completion of the fiscal year in which Executive’s employment terminates and shall be paid (without interest) to Executive at the time bonuses are paid to Company’s employees generally.

Executive agrees that in the event this Agreement is terminated by the Company without cause, the Early Termination Payment pursuant to Paragraph 6 (b) shall constitute Executive’s sole and exclusive remedy for the termination of Executive’s employment and the termination of this Agreement. Executive acknowledges that Executive has been advised it is the Company’s policy that payment of annual or other bonuses by the Company is completely a matter of discretion, and Executive agrees that in the event of Executive’s termination without cause, he has no legal right to the payment of the Bonus Payment or any other bonus. Upon tender of the Bonus Payment by the Company, without any further action or notice on the part of any party, Executive shall be deemed to have released the Company, its parents, subsidiaries, affiliates, successors and assigns, and other officers, directors, agents and employees of each of them, from any and all claims, liabilities, judgments and expenses (including attorney’s fees) arising from Executive’s employment with the Company and the termination thereof (including, but not limited to, claims arising from the termination of this Agreement), but not a release of any right Executive may have to receive the unpaid portion of the Base Salary Payment.

7. RESTRICTIVE COVENANT.

(a) Noncompetition. Should Executive voluntarily terminate Executive’s employment hereunder or should Executive be terminated for Cause pursuant to the provisions of Paragraph 6 (a) (i), (ii), (iii) or (iv) of this Agreement, Executive agrees that for the lesser of the remainder of the Term hereunder or six (6) months after such termination, Executive shall not directly or indirectly, either as principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five (5%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the principal activity of the

Company or its affiliates within one hundred (100) mile radius of Atlantic City, New Jersey. Executive further covenants and agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.

(b) Solicitation of Employees, Etc. During the term and for one (1) year period immediately following the date of termination of Executive’s employment hereunder, Executive shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of the Company or any of its successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason.

(c) Solicitation of Clients, Etc. During the Term and for the one (1) year period immediately following the date of termination of Executive’s employment hereunder, Executive shall not, directly or indirectly solicit or induce (i) any customers or clients of the Company or its successors, assigns, subsidiaries or affiliates, or (ii) any vendors, suppliers or consultants then under contract to the Company or its successors, assigns, subsidiaries or affiliates, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or affiliate, for the purpose of associating with any competitor of the Company or clients, or vendors, suppliers or consultants then under contract, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason.

(d) Disparaging Comments. During the Term and thereafter, Executive and the Company agree that they will make no disparaging or defamatory comments regarding the other party in any respect or make any comments concerning any aspect of the termination of their relationship. The obligations of Executive and the Company under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

8. CONFIDENTIALITY. All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company or its affiliated companies shall belong to the Company and shall be given up to the Company whenever the Company requires Executive to do so. Executive agrees that Executive shall not at any time during the term of Executive’s employment or thereafter, without the Company’s prior written consent, disclose to any other person or business entity any such information or any trade secrets, plans or other information or data, in whatever form, concerning the Company or any of its affiliated companies’ or customers’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall Executive disclose to any third party or utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with Executive’s employment by the Company. In addition, as part of Executive’s employment Executive will be required to acknowledge and sign appropriate confidentiality policy and nondisclosure agreements which the Company shall adopt substantially in the form of the attached Exhibit A. Executive hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on Executive’s activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. This confidentiality provision shall survive the termination of this agreement.

9. ASSIGNMENT. Executive shall have no right to assign this Agreement or delegate Executive’s duties hereunder to anyone. Any purported assignment or delegation by Executive in violation of this Paragraph 9 shall be null and void and of no force or effect. The Company shall have the right to assign this Agreement freely; provided the assignee assumes the obligations of the Company hereunder.

10. GENERAL.

(a) This Agreement shall be construed and governed by the laws of the State of New Jersey, without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

(b) Except as necessary for the Company and its subsidiaries. Affiliates, successors or assigns or Executive to specifically enforce or enjoin a breach of the Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s services on behalf of the Company or any subsidiary, the termination of such services or any other dispute by and between the parties or their subsidiaries, affiliates, successors or assigns, shall be submitted to binding arbitration in New Jersey to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that the prevailing party in any such dispute shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the New Jersey Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statues and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

(c) If any provision of this Agreement should be wholly or partially invalid, unenforceable or unlawful, then this Agreement shall be severable in respect of the provision in question (to the extent that it is invalid, unenforceable or unlawful), and the remaining provisions of this Agreement shall continue in full force and effect. This Agreement constitutes the entire understanding between the parties and shall supersede any and all other understandings, oral or written. No addition to, or mediation of, this Agreement shall be of any force or effect unless in writing and signed by or on behalf of both parties.

(d) The several rights and remedies provided for in the Agreement shall be construed as being cumulative, and no one of them shall be deemed to exclusive of the others or of any right or remedy allowed by law. No waiver by the Company or Executive of any failure by Executive or the Company, respectively, to keep or perform any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or other provision.

(e) Unless expressly provided herein or therein, the expiration of the Term shall not alter or affect any rights or obligations of the company or Executive under any other agreement or plan.

(f) This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

11. EXECUTIVE REPRESENTATION & ACCEPTANCE. By signing this Agreement, you hereby represent that you are not currently under any contractual obligation to work for another employer and that you are not restricted by any agreement or arrangement from entering into this Agreement and performing your duties hereunder.

12. NOTICES: Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:

TO EMPLOYER:	Assistant Vice President – Human Resources Resorts International Hotel, Inc 1133 Boardwalk Atlantic City, New Jersey 08401

WITH COPY TO:	SVP & General Counsel & Secretary Resorts International Hotel, Inc 1133 Boardwalk Atlantic City, New Jersey 08401

TO EMPLOYEE:	Joseph Weis

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREOF, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

WITNESS:	RESORTS INTERNATIONAL HOTEL, INC.

	By:	/s/ Audrey S. Oswell
Audrey S. Oswell, President & Chief Executive Officer

WITNESS:	EXECUTIVE

/s/ Joseph Weis
Joseph Weis, SVP/CIO